EXHIBIT 10.4
ABM INDUSTRIES INCORPORATED
“TIME-VESTED” NON-QUALIFIED STOCK OPTION AGREEMENT
     THIS AGREEMENT made and entered into this       day of                     , by and between ABM Industries Incorporated, a Delaware corporation (the “Company”), and Employee Name, an employee (the “Employee”) of the Company or of a subsidiary of the Company (hereinafter included within the term “Company”) within the meaning of Section 425(f) of the Internal Revenue Code of 1986, as amended (the “Code”),
W I T N E S S E T H
     WHEREAS, the Company has adopted the “Time-Vested” Incentive Stock Option Plan (the “Plan”), providing for the granting to its employees of stock options relating to shares of its common stock (the “Common Stock”) and the administering of the Plan by the Compensation Committee of the Board of Directors (“Committee”); and
     WHEREAS, the Employee is an officer or key employee who is in a position to make an important contribution to the long-term performance of the Company;
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. The Company hereby grants to the Employee a non-qualified stock option to purchase XXX shares of the Common Stock at the price set forth in Paragraph 2, on the terms and conditions hereinafter stated. In consideration of the grant of this option and the other rights which are being concurrently granted to him, the Employee hereby agrees to continue in the employment of the Company for a period of at least one year from the date of grant of this option.
     2. The purchase price per share is $XXXX.
     3. This option may not be exercised in whole or in part until                     . On                     , this option shall become exercisable with respect to twenty (20) percent of the number of shares stated in Paragraph 1. Upon the expiration of twelve (12) months from                      this option may be exercised to the extent of twenty (20) percent of the shares subject to the option plus the shares as to which the right to exercise the option has previously accrued but has not been exercised (for a total of 40%). Upon the expiration of the next twelve (12) month period thereafter, this option may be exercised to the extent of twenty (20) percent of the shares subject to the option plus the shares as to which the right to exercise the option has previously accrued but has not been exercised (for a total of 60%). Upon the expiration of the next twelve (12) month period thereafter, this option may be exercised to the extent of twenty (20) percent of the shares subject to the option plus the shares as to which the right to exercise the option has previously accrued but has not been exercised (for a total of 80%). Upon the expiration of the next twelve (12) month period thereafter, this option will be fully exercisable.
     Notwithstanding any other provision of this Agreement, this option is not exercisable after the expiration of ten years from the date hereof.
     4. The number of shares of Common Stock covered hereby and the price per share thereof shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Common Stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend, or any other increase or decrease in the number of issued and outstanding shares of Common Stock effected without receipt of consideration by the Company.
     If the Company shall be the surviving corporation in any merger or consolidation, this option (to the extent that it is still outstanding) shall pertain (unless the Committee determines the provisions of the following sentence are applicable to such merger or consolidation) to and apply to the securities of which a holder of the same number of shares of Common Stock that are subject to the option would have been entitled. A dissolution or liquidation of the Company, a merger or consolidation in which the Company is not the surviving corporation or a “change in control” of the Company (as defined below) (each a “Terminating Transaction”) shall cause this option to terminate, unless the agreement of merger or consolidation or any agreement relating to a dissolution liquidation or change in control shall otherwise provide, provided that the Employee in the event of a Terminating Transaction which will cause his option to terminate shall have the right immediately prior to such Terminating Transaction to exercise this option in whole or in part subject to every limitation on exercisability provided herein other than the vesting provision set forth in Paragraph 3. For purposes hereof, a “change in control” shall be deemed to have occurred when (i) a person or group of persons acquires fifty percent (50%) or more of the Company’s voting securities, and (ii) the Board of Directors of the Company or the Committee shall have determined that such a “change in control” has occurred or the criteria for a “change in control,” as established by the Board or Committee has been satisfied.
     The foregoing adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.
     Notwithstanding any provision of this Agreement or any other agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement or any other agreement would be an Excess Parachute Payment, but for the application of this sentence, then the payments and benefits to be paid or provided under this agreement and any other agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will not be made if such reduction would result in Employee’s receiving an After-Tax Amount less than 90% of the After-Tax Amount under this agreement or under any other agreement without regard to this clause. Whether requested by the Employee or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence, will be made at the expense of the Company by the Company’s independent accountants or benefits consultant. The fact that the Employee’s right to payments or benefits may be reduced by reason of the limitations contained in this paragraph will not of itself limit or otherwise affect any other rights of the Employee pursuant to this Agreement or any other agreement. In the event that any payment or benefit intended to be provided is required to be reduced pursuant to this paragraph, the Employee will be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this paragraph. The Company will provide the Employee with all information reasonably requested by the Employee to permit the Employee to make such designation. In the event that the Employee fails to make such designation within 10 business days after receiving notice from the Company of a reduction under this paragraph, the Company may effect such reduction in any manner it deems appropriate. The term “Excess Parachute Payment” as used in this Agreement means a payment that creates an obligation for Employee to pay excise taxes under Section 280G of the Internal Revenue Code or any successor provision thereto and the term “After-Tax Amount” means the amount to be received by Employee determined on an after-tax basis taking into account the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code, or any successor provision thereto, any tax imposed by any comparable provision of state law and any applicable federal, state and local income and employment taxes.
     The grant of the options shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.
     5. No partial exercise of this option will be permitted for fewer than twenty-five shares.
     6. In the event of termination of the Employee’s employment for any reason other than his death or disability, this option may not be exercised after three months after the date he ceases to be an employee of the Company.
     7. This option shall be exercisable during the Employee’s lifetime only by him and shall be nontransferable by the Employee otherwise than by will or the laws of descent and distribution.
     8. In the event the Employee ceases to be employed by the Company on account of his permanent and total disability within the meaning of Section 22(e)(3) of the Code (as determined by the Committee) this option may not be exercised after one year after cessation of employment due to such disability.
     9. In the event of the Employee’s death while in the employ of the Company, or during the three-month period following termination of employment during which the Employee is permitted to exercise this option pursuant to Paragraph 7, this option may not be exercised after the date one year after the Employee’s death. During such one-year period, this option may be exercised by the executor or administrator of the Employee’s estate or any person who shall have acquired the option from the Employee by his will or the applicable law of descent and distribution. During such one-year period, such option may be exercised with respect to the number of shares for which the deceased optionee would have been entitled to exercise it at the time of his death and also with respect to ten percent of the additional number of shares for which he would have been entitled to exercise it during the balance of the option period, had he survived and remained in the employ of the Company. Any such transferee exercising this option must furnish the Company upon request of the Committee (a) written notice of his status as transferee, (b) evidence satisfactory to the Company to establish the validity of the transfer of the option in compliance with any laws or regulations pertaining to said transfer, and (c) written acceptance of the terms and conditions of the option as prescribed in this Agreement.
     10. This option may be exercised by the person then entitled to do so as to any share which may then be purchased by giving written notice of exercise to the Company, specifying the number of full shares to be purchased and accompanied by full payment of the purchase price thereof and the amount of any income tax the Company is required by law to withhold by reason of such exercise. The purchase price shall be payable in cash.
     11. Neither the Employee nor any person claiming under or through him shall be or have any of the rights or privileges of a stockholder of the Company in respect of any of the shares issuable upon the exercise of the option until the date of receipt of payment (including any amounts required by income tax withholding requirements) by the Company.
     12. Any notice to be given to the Company under the terms of this Agreement shall be addressed to ABM Industries Incorporated, in care of its Corporate Secretary, at 160 Pacific Avenue, Suite 222, San Francisco, California 94111, or at such other address as the Company may hereafter designate in writing. Any notice to be given to the Employee shall be addressed to the Employee at the address set forth beneath his signature hereto, or at any such other address as the Employee may hereafter designate in writing. Any such notice shall be deemed to have been duly given if and when enclosed in a properly sealed envelope, addressed as aforesaid, registered and deposited, postage and registry fee prepaid, in a post office or branch post office regularly maintained by the United States Government.
     13. Except as otherwise provided herein, the option herein granted and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process upon the rights and privileges conferred hereby. Upon any attempt to transfer, assign, pledge or otherwise dispose of said option, or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon any attempted sale under any execution, attachment or similar process upon the rights and privileges conferred hereby, said option and the rights and privileges conferred hereby shall immediately become null and void.
     14. Subject to the limitations on transferability contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and assigns of the parties hereto.
     15. The rights awarded hereby are subject to the requirement that, if at any time the Committee shall determine, in its sole discretion, that the listing, registration or qualification of the shares of Common Stock subject to such rights upon any securities exchange or under any state or Federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such rights or issuance of shares in connection therewith, such rights may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.
     16. The Employee agrees to notify in writing the Corporate Secretary of the Company of his intention, if any, to terminate his employment within ten days after said intention is formed.
     17. Subject to any employment contract with the Employee, the terms of employment of the Employee shall be determined from time to time by the Company or the subsidiary employing the Employee, as the case may be, and the Company, or the subsidiary employing the Employee, as the case may be, shall have the right, which is hereby expressly reserved, to terminate the Employee or change the terms of the employment at any time for any reason whatsoever, with or without good cause.
     18. Whenever shares of Common Stock are to be issued to the Employee in satisfaction of the rights conferred hereby, the Company shall have the right to require the Employee to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares.
     19. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon Employee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
     20. In the event that any provision in this Agreement shall be invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on the remaining provisions of this Agreement.
     IN WITNESS HEREOF, the parties hereto have executed the Agreement, in duplicate, the day and year first above written.

ABM INDUSTRIES INCORPORATED

BY

Henrik C. Slipsager
President and Chief Executive Officer

BY

(Employee)